Exhibit 5.1

SEAN M. CLAYTON

+1 858 550 6034

sclayton@cooley.com

August 9, 2016

ACADIA Pharmaceuticals Inc.

3611 Valley Centre Drive, Suite 300

San Diego, California 92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to ACADIA Pharmaceuticals Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 6,969,696 shares of the Company’s common stock, par value $0.0001 (the “Shares”), including up to 909,090 Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-194273) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated March 3, 2014 (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated August 9, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

COOLEY LLP     4401 EASTGATE MALL     SAN DIEGO, CA     92121

T: (858) 550-6000     F: (858) 550-6420     COOLEY.COM

ACADIA Pharmaceuticals Inc.

August 9, 2016

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

COOLEY LLP     4401 EASTGATE MALL     SAN DIEGO, CA     92121

T: (858) 550-6000     F: (858) 550-6420     COOLEY.COM